EXECUTION COPY

Exhibit 99.1

FOR IMMEDIATE RELEASE

Loudeye Completes $20 Million Equity Financing

Seattle, WA – February 17, 2004 – Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in enabling digital music solutions, today announced it has raised $20 million in gross proceeds in a private placement of common stock. Loudeye sold 10,810,811 shares of common stock at $1.85 per share in the financing, to prominent institutional, strategic and accredited investors.

The net proceeds of the offering, after commissions and expenses, will be used for working capital and general corporate purposes, including expansion of Loudeye’s business-to-business digital music solutions in the U.S and internationally.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy shares of Loudeye’s common stock. These shares have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act. Loudeye has agreed to file a registration statement covering the resale of the shares of common stock subject to this offering.

About Loudeye Corp.

Loudeye is a worldwide leader in enabling digital music solutions and an outsourcing provider of choice for companies looking to maximize their return on a digital music investment. Loudeye combines innovative products and services with the world’s largest digital music archive enabling partners to rapidly and cost effectively launch complete, customized digital music stores and services. Loudeye, The Business Behind Digital Music™. For more information, visit www.loudeye.com.

               a. Forward Looking Statements

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the projected use of proceeds. Loudeye reserves the right to change the use of these proceeds from time to time as a result of contingencies such as competitive developments, technological advances, new business opportunities, including opportunities to acquire products, technologies or businesses, or other factors, such as risk factors identified from time to time in Loudeye’s filings with the Securities and Exchange Commission which are available through EDGAR at www.sec.gov. Loudeye assumes no obligation to update the forward-looking statements.

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Media/press contact: Karen Demarco, mPRm Public Relations, 323-933-3399, kdemarco@mprm.com

Investor Relations: Mike Dougherty, Loudeye Corp., 206.832.4000, ir@loudeye.com

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